Exhibit 99.1

BRT REALTY TRUST
REPORTS FOURTH QUARTER AND
FULL YEAR 2012 RESULTS

GREAT NECK, New York – December 12, 2012 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust that originates and holds senior mortgage loans secured by commercial and multi-family properties and participates as an equity investor in joint ventures which acquire multi-family properties, today announced its results of operations for the quarter and fiscal year ended September 30, 2012.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented that: “During 2012, we expanded on our traditional lending activities by providing equity capital to purchasers of multi-family properties.  As a result, through September 30, 2012, we invested $28.6 million in joint ventures that acquired five multi-family properties with an aggregate of 1,451 units.  We continued these activities in the first fiscal quarter of 2013 and through December 12, 2012, invested an additional $14 million in joint ventures that acquired three additional multi-family properties with an aggregate of 884 units.  In fiscal 2012, our net income was adversely impacted, and may be adversely impacted in the near future, due to the expenses associated with our multi-family acquisitions; particularly, property acquisition costs.  In addition, interest expense and the non-cash depreciation and amortization expenses associated with ownership of such properties impacts our overall net income.  However, we believe that these acquisitions and our continuing participation in ownership of multi-family properties will, over time, be accretive to our cash flow and net income.  The immediate benefits of our multi-family activities are reflected in the quarter-over-quarter and year-over-year improvement in funds from operations.”

Mr. Gould further commented: “During 2012, the Newark Joint Venture obtained financing of $68.5 million, which together with $25.8 million of New Markets Tax Credit net proceeds, is being used to construct five buildings at the Teachers Village site, in Newark, NJ.

Our total assets and total liabilities increased year-over-year by approximately $195 million and $184 million, respectively, due to the activities of the Newark Joint Venture and our multi-family property additions.

We are reporting positive results for two consecutive years, after reporting losses in each of the two prior years.”

Results for the Three Months Ended September 30, 2012:

Total revenues for the three months ended September 30, 2012 increased 63.6% to $7.2 million from $4.4 million for the three months ended September 30, 2011.  Total revenues increased primarily due to additional rental revenue from multi-family properties acquired in fiscal 2012.

Total expenses for the current three months increased 135% to $7.3 million from $3.1 million for the three months ended September 30, 2011.  Total expenses increased primarily due to increases in interest expense, operating expenses, property acquisition costs, and depreciation and amortization.  Interest expense increased due to the Newark Joint Venture’s financing activities and mortgage debt associated with the multi-family properties – the other items of expense increased due to the multi-family properties acquired.

Net income attributable to common shareholders decreased to $1.7 million or $.12 per share from net income attributable to common shareholders of $1.9 million or $.13 per share in the fourth quarter of 2011.  The decrease is due primarily to the loss sustained in BRT’s multi-family activities.  Contributing to the loss sustained with respect to these activities were $143,000 in property acquisition costs, which will not recur with respect to the acquired properties, and a $380,000 increase in non-cash depreciation and amortization expense.

Funds from Operations (“FFO”) was $2.3 million in the fourth quarter of 2012 compared to $2.1 million in the fourth quarter of 2011. FFO per diluted share was $.16 in the fourth quarter of 2012 compared to $.14 in the same period in 2011.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Results for the Year Ended September 30, 2012:

Total revenues rose 9.5% to $19.6 million from $17.9 million in 2011.  The increase was primarily due to the revenues generated by the multi-family properties acquired in 2012.  Revenues in 2012 included $156,000 of recovery of previously provided allowances while revenues in 2011 included $3.6 million of such recoveries.

Total expenses increased to $23.4 million from $13.8 million in 2011.  Total expenses increased primarily due to increases in interest expense, operating expenses, property acquisition costs, and depreciation and amortization.  Interest expense increased due to the Newark Joint Venture’s financing activities and mortgage debt associated with the multi-family properties – the other items of expense increased due to the multi-family properties acquired.

Net income attributable to common shareholders decreased to $4.4 million or $0.32 per diluted share from net income attributable to common shareholders of $6.4 million or $0.45 per diluted share in fiscal 2011.  The decrease is primarily due to the loss sustained in BRT’s multi-family property activities.  Contributing to the loss on multi-family activities were property acquisition costs of $2.4 million, which will not recur with respect to the acquired properties, and an increase in non-cash depreciation and amortization expense of approximately $1.3 million.

FFO was $6.0 million in 2012 compared to $5.8 million in 2011. FFO per diluted share was $.42 in 2012 compared to $.40 in 2011.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Balance Sheet:

At September 30, 2012, the Trust had $78.2 million of cash and cash equivalents, total assets of $386 million, total debt of $206.7 million and total equity of $147 million.  At December 5, 2012, after giving effect to, among other things, net loan origination activities of approximately $20 million and investments of approximately $14 million in three multi-family properties acquired in the first quarter of fiscal 2013, the Trust had approximately $44 million of cash and cash equivalents.

Non-GAAP Financial Measures:

In view of the equity investments that BRT made in joint ventures which have acquired multi-family properties, BRT is disclosing funds from operations (“FFO”) because it believes that FFO is a widely recognized and appropriate measure of the performance of an equity REIT.  BRT believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, many of which present FFO when reporting their results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.  Though BRT is not solely an equity REIT, it is presenting FFO because a significant portion of its revenues and expenses in fiscal 2012 were derived from its ownership of multi-family properties.

BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Trust’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination activities, the development activities being undertaken by the Newark Joint Venture, and multi-family residential property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on forward looking statements.  Information regarding certain important facts that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in BRT’s Annual Report on Form 10-K for the year ended September 30, 2012 and in particular “Item 1A. Risk Factors” included therein.

Additional Information About BRT Realty Trust:

For additional financial and descriptive information on BRT, its operations and its portfolio, please refer to its website at: www.BRTRealty.com. Interested parties are encouraged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended September 30, 2012 for further details. The Form 10-K can also be linked through the “Investor Relations” section of BRT’s website.

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

Contact: David Kalish – (516) 466-3100

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Interest and fees on loans	$2,514	$3,390	$9,530	$10,328
Rental and other revenue from real estate properties	4,220	880	8,675	3,456
Recovery of previously provided allowance	137	27	156	3,595
Other income	312	91	1,218	502
Total revenues	7,183	4,388	19,579	17,881

Expenses:
Interest on borrowed funds	1,971	461	4,729	2,112
Property acquisition costs	143	-	2,407	-
General and administrative expenses	1,747	1,504	7,161	6,149
Operating expenses relating to real estate properties	2,564	685	6,042	3,340
Other expenses	327	277	1,104	1,495
Depreciation and amortization	563	183	2,004	738
Total expenses	7,315	3,110	23,447	13,834

Total revenues less total expenses	(132)	1,278	(3,868)	4,047

Equity in earnings of unconsolidated ventures	924	155	829	350
Gain on sale of available-for-sale securities	185	129	605	1,319
Gain on sale of loan	-	-	3,192	-
Loss on extinguishment of debt	-	-	-	(2,138)
Income from continuing operations	977	1,562	758	3,578

Discontinued operations:
Gain on sale of real estate assets	-	4	792	1,346
Discontinued operations	-	4	792	1,346

Net income	977	1,566	1,550	4,924

Plus: net loss attributable to non-controlling interests	749	297	2,880	1,450

Net income attributable to common shareholders	$1,726	$1,863	$4,430	$6,374

Basic and diltued per share amounts attributable to common shareholders:

Income from continuing operations	$0.12	$0.13	$0.26	$0.35
Discontinued operations	-	-	0.06	0.10
Basic and diluted income per share	$0.12	$0.13	$0.32	$0.45

Amounts attributable to BRT Realty Trust:
Income from continuing operations	$1,726	$1,859	$3,638	$5,028
Discontinued operations	-	4	792	1,346
Net income	$1,726	$1,863	$4,430	$6,374

Funds from operations - Note 1	$2,331	$2,060	$5,957	$5,820

Funds from operations per share - basic and diluted - Note 2	$0.16	$0.14	$0.42	$0.40

Weighted average number of
common shares outstanding:
Basic and diluted	14,055,654	14,070,377	14,035,972	14,041,569

Note 1:
Funds from operations is summarized in the following table:
Net income attributable to common shareholders	$1,726	$1,863	$4,430	$6,374
Add: depreciation of properties	561	177	1,990	705
Add: our share of depreciation in unconsolidated joint ventures	33	10	270	39
Add: amortization of capitalized leasing expenses	11	14	59	48
Deduct: net gain on sales of real estate	0	(4)	(792)	(1,346)
Funds from operations	$2,331	$2,060	$5,957	$5,820

Note 2:
Funds from operations is summarized in the following table:
Net income attributable to common shareholders	$0.12	$0.13	$0.32	$0.45
Add: depreciation of properties	0.04	0.01	0.14	0.05
Add: our share of depreciation in unconsolidated joint ventures	-	-	0.02	-
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: net gain on sales of real estate	-	-	(0.06)	(0.10)
Funds from operations per common share basic and diluted	$0.16	$0.14	$0.42	$0.40